Exhibit 10.47

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE (this "Agreement") made by and between Sylvester J. Johnson (hereinafter referred to as "Employee"), and Dex One Corporation (hereinafter, unless the context indicates to the contrary, deemed to include its subsidiaries, affiliates, and predecessors referred to as "Dex One" or the "Company").

WITNESSETH THAT:
WHEREAS, Employee was most recently hired by the Company on 04/13/2009; and WHEREAS, Employee shall be terminated from the Company on 07/30/2013; WHEREAS, the parties to this Agreement desire to enter into an agreement to provide certain benefits and severance payments to Employee;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and of the actions taken pursuant to this Agreement, the parties agree as follows:

1. Through the Eligible Termination Date, Employee shall be entitled to, and Company hereby agrees to provide to Employee, the benefits and severance payments, as well as any other entitlements, set forth in the Dex One Corporation Severance Plan (the "Plan"), a copy of which is attached to this Agreement as Appendix A, in accordance with the provisions of the Plan. In consideration of any severance benefits provided to Employee pursuant to the Plan, Employee shall be reasonably available to consult by telephone, e-mail, in person and at mutually convenient times, dates and locations on matters relating to the Company, and shall cooperate fully with respect to any claims, litigation or investigations relating to the Company during the twelve (12) months following Employee's Eligible Termination Date.

2. For the purpose of this Agreement, the terms "Confidential Information," "Proprietary Information" and "Trade Secret" shall include, but not be limited to, all information not generally known to the public at large relating to Dex One's business and business practices (in the broadest sense), which is obtained, observed or developed by Employee as a consequence of or throughout the employment relationship with Dex One and which, if lost, disclosed, compromised or used other than in performance of Employee's assigned job duties, could potentially result in (a) any loss of business, competitive disadvantage, financial or operational damage, embarrassment and/or any loss of good will to or for Dex One or (b) unfair competitive advantage to any competitor. Examples of Dex One Trade Secrets, Confidential Information and Proprietary Information include, but are not limited to, patterns, processes, formulas, computer and training programs, models, devices, designs, compilations, promotional, marketing and sales programs and strategies, profit and margin data, market and/or product research and development data, pricing policies, marketing and promotional campaigns, operational policies, procedures, methods, processes and materials, lists of customers and clients, customer preferences, business strategies and methodologies, strategic or business plans, training manuals and methodologies, personnel data, incentive packages, compensation data and employee performance data, securities transactions by employees (other than Employee's own compensation, benefits, and working conditions), and related information or data that Dex One furnishes to or obtains from its customers, partners, clients, subsidiaries, parent or related organizations, all of which Dex One asserts provides Dex One with an opportunity to obtain an advantage over competitors who do not have access to the same information. In addition, the parties acknowledge that (a) Dex One has in the past and may in the future devote significant time, effort and money to identifying and attracting new clients and expanding into new markets, (b) Dex One enjoys a widespread reputation for quality and service which has earned Dex One valuable goodwill, and (c) Dex One's recruitment and training of high quality sales, marketing and operations personnel is a significant factor in its success, (d) so that accordingly all relevant information concerning each of these factors shall also be deemed to constitute Dex One Trade Secrets, Confidential

Information and Proprietary Information. Without limiting the generality of the foregoing, the existence and terms and conditions of this Severance Agreement and Release shall also constitute Confidential Information of Dex One.

3. The parties acknowledge that as a result of Employee's employment relationship with Dex One, Employee has been exposed to and has had access to Dex One's Trade Secrets, Confidential Information and Proprietary Information, the disclosure or unauthorized use of which would cause irreparable harm to Dex One. Accordingly, the parties agree to the following provisions:

(a) Employee will not for all time use or use for others or in any way assist others to use, disclose, communicate, furnish, divulge or make accessible to others, any of Dex One's Trade Secrets, Proprietary Information or Confidential Information, unless authorized to do so by Dex One in writing; and

(b) Upon Employee's Eligible Termination Date or at any time prior to the Eligible Termination Date as the Company may request, Employee will immediately return to Dex One any and all property, documents or records in the Employee's possession, custody or control that employee obtained during and as a result of Employee's employment by Dex One, whether or not such property constitutes Dex One's Trade Secrets, Proprietary Information or Confidential Information. Without limiting the generality of the foregoing, the obligation to return documents extends to all originals and all copies of any such document, whether in paper, computer or other form, acquired from, or created during employment by, Dex One, or received from another source, such as an actual or potential vendor or customer. The only documents not subject to the obligation to return are those regarding the Employee's individual compensation, such as pay stubs and benefits plan booklets.

4. For a period of one year following the termination Employee's employment with Dex One, Employee will not engage in any of the following activities on his/her own behalf or in any capacity on behalf of another person, company or other entity (collectively "others"):

(a) Engage in any business (or assist others to engage in any business) that is
Directly Competitive with Dex One's Business;

(b) Have any Material Interest in any person, company or entity that is Directly
Competitive with Dex One's Business;

(c) Solicit, accept business from, serve, divert, or assist others in soliciting, accepting business from, serving, or diverting any Customer or Prospective Customer of Dex One with whom Employee had any contact on behalf of Dex One during the last twelve months, or who has been assigned by Dex One to, or serviced by, Employee during the last twelve months; or

(d) Induce (directly or indirectly), encourage, or solicit an employee of Dex One to terminate his or her employment with Dex One.

The following terms shall have the meanings specified immediately below:

• "Dex One's Business" means the provision of a broad range of marketing products and services to generate customer leads for local, regional and national businesses, including developing, messaging and optimizing marketing programs and leveraging products such as online and mobile search solutions, print and online yellow pages directories, voiced based search platforms, a large pay-per-click ad network and related products and services.
• Directly Competitive means any business or activity that is the same as or substantially similar to Dex One's Business.
• Material Interest means the ownership of more than five percent (5%) of the total outstanding equity of a company or other entity, or the right to control the management, operations or affairs of others, or the exercise of control over or the management of others
• Customer means any person, company or other entity that has entered into an

:1;

agreement or similar business arrangement with Dex One relating to Dex One's Business.
• Prospective Customer means any person, company or other entity that Dex One reasonably identifies as a potential customer, and who or which Employee knew had been contacted by Dex One during the last twelve months.

Each of Employee's obligations under this Agreement shall benefit each of Dex One's parent, subsidiary and affiliated companies (each a "Related Company") to the same extent as if such obligations were expressly and separately stated as being owed to each Related Company and that each Related Company is intended by us to be a third party beneficiary of this Agreement and is entitled to enforce the provisions in this Agreement included for its protection.

5. Employee shall not make any derogatory statements about the Company or its officers or employees and shall not make any written or oral statement, news release or other announcement relating to Employee's employment by the Company or relating to the Company, its business, affiliates, business partners, clients, customers or personnel, which is designed or reasonably likely to embarrass, malign, criticize or defame or result in the disrepute of any of the foregoing persons.

6. Employee agrees to keep the facts and terms of this Agreement in strict confidence, except as required by applicable law and except that Employee may disclose the terms of the Agreement to his/her immediate family, state or federal administrative agencies including taxing authorities, and those with a legal or financial need to know, such as his/her lawyer or accountant, in which case, Employee is required to disclose to the receiving party, in full, the confidentiality and non disparagement provisions within this Agreement, and Employee shall bear full responsibility for any breach of such provisions by the receiving party. Employee specifically agrees that he/she will not discuss the terms of this Agreement, or the fact that a monetary payment was made with any third party (except those with a legal or financial need to know), including without limitation any former, present, or future employee of the Company. This paragraph specifically prohibits disclosure of any of the alleged facts and circumstances that form the basis of his/her termination of employment. This Agreement shall not be admissible in any legal proceeding except in an action to enforce this Agreement or in litigation arising out of the alleged breach of this Agreement.

Employee further agrees that if he/she is required to make disclosures regarding the Company or this Agreement pursuant to a subpoena or judicial or administrative order, he/she shall immediately notify the General Counsel of the Company in writing upon its receipt and prior to responding to such subpoena or order.

7. Employee agrees that in the event of any breach of the covenants contained in paragraphs 1, 2, 3, 4, 5, or 6 (particularly, but not limited to, disclosure of the existence or terms of this Agreement), in addition to any other legal or equitable remedies that may be available to the Company, the Company may (a) obtain specific performance against Employee and/or (b) cease all payments required to be made to Employee under the Plan and this Agreement and recover all such payments previously made to Employee pursuant to the Plan and this Agreement. The parties agree and acknowledge that any such breach or threatened breach would cause irreparable injury to the Company that cannot reasonably or adequately be quantified and that such relief does not constitute in any way a penalty or forfeiture. Employee further acknowledges that if any action in law or in equity is brought to enforce or for breach of this Agreement, the non-prevailing party shall be responsible for paying all reasonable costs and expenses, including attorneys' fees, incurred by the prevailing party.

8. In consideration of the covenants of the Company set forth herein and the other valuable benefits provided to Employee by the Company hereunder, as required by the Plan, Employee, Employee's family, representatives, successors and assigns release and forever discharge the Company and its successors, assigns, subsidiaries, and affiliates and their respective past and present directors, officers, employees, attorneys, agents, insurers, and trustees or administrators of any Company plan (hereafter referred to collectively as "Releasees") from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown. which Employee had, now has or may have as of the date Employee signs this Agreement against the

Company and any or all Releasees, from the beginning of Employee's employment to and including the date of this Agreement relating to or arising out of Employee's employment with the Company or the termination of such employment, whether based on tort, contract (express or implied, oral or written), common law, or any federal, state, or local statute, regulation, ordinance, or other law, other than a claim with respect to a right Employee may have to receive benefits under any plan maintained by the Company. Employee represents that Employee has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan. By releasing the claims described in this Paragraph 8, Employee does not waive any claims that cannot be waived as a matter of law.

Employee understands that there are various federal, state, and local laws that prohibit employment discrimination on the basis of, among other things, age, sex, race, color, national origin, religion, and disability, and that these laws are enforced by various government agencies. Employee intends to give up any rights he/she may have under these laws or any other federal or state statute or common law. Employee understands that his/her waiver of claims and his/her release as contained in this Agreement includes, but is not limited to, claims for breach of an implied or express employment contract, claims for wrongful discharge, claims for discrimination or harassment in violation of the Age Discrimination in Employment Act, claims under the Older Workers Benefits Protection Act, claims under the Americans with Disabilities Act, claims under Title VII of the Civil Rights Act of 1964, claims under Sections 1981 through 1988 of Title 42 of the United States Code, claims under The Employee Retirement Income Security Act of 1974, except for any vested benefits under any tax qualified benefit plan, claims under The Immigration Reform and Control Act, claims under the Worker Adjustment and Retraining Notification Act and any state layoff or plant closing law, claims under The Fair Credit Reporting Act, claims under The Family and Medical Leave Act, claims under The Equal Pay Act, claims under The Sarbanes-Oxley Act, to the extent permitted by law, and any other claims pursuant to any other federal, state, or local law or regulation regarding discrimination or employment.

9. Employee affirms he/she has not filed, caused to be filed, or is presently a party to any claim, complaint, or action against the Company or Releasees in any forum or form. Employee also affirms he/she has been paid or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, or benefits to which he/she may be entitled up to the date of this Agreement, and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions or benefits are due to him/her, except as provided in this Agreement. Employee also affirms he/she has no known workplace injuries or occupational diseases, and that he/she has been provided or has not been denied any leave requested under the Family and Medical Leave Act or any other state or local law providing for leave. Employee also affirms that he/she has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company's policies and his/her agreement(s) with the Company and/or common law.

Employee further affirms that he/she has not been retaliated against for reporting any allegations of wrongdoing by any Releasees, including but not limited to the Company and it officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local government agency. To the extent permitted by law, Employee agrees that if such administrative claim is made, he/she shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee affirms that all of the Employer's decisions regarding Employee's pay and benefits through the date of Employee's separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

10. Employee covenants that neither Employee, nor any of Employee's respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will Employee seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Employee's future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction,

11. Individuals who are eligible to participate in the Severance Plan, have been or will be selected for termination from their employment based on the Company's business needs and consideration of any or all of the following factors: Company's decision to outsource the work the individual performs; Company's decision to exit or retreat from the market and/or the location within which the individual works; Company's decision to eliminate the position the individual holds; the overall work performance of the individual during the 12 month period prior to his or her termination, as compared to the overall work performance of the other employees within the individual's decisional unit during the same period of time; and/or the qualifications and work performance of the applicants for any vacant positions for which the individual posts pursuant to Company's job posting policy and procedures prior to the individual's termination. Job-related performance criteria considered in determining Program eligibility include: productivity; ability to perform a variety of workplace functions; customer satisfaction; business competency and/or technical proficiency. Attached as Appendix B is a list of the job titles and ages of all individuals eligible for/selected for termination in connection with this program. Attached as Appendix C is a list of the ages of all individuals in Employee's decisional unit who are ineligible/were not selected for termination in connection with this program.

12. Employee acknowledges that:

(a) Employee has been advised to consult with an attorney of his/her own choice about the meaning and effect of this Agreement because Employee waives important rights by signing this Agreement, including rights to sue for age discrimination under the Age Discrimination in Employment Act;

(b) Employee has had a period of forty-five (45) days within which to consider this Agreement;

(c) Employee agrees that any modifications, material or otherwise, made to this agreement and general release do not restart or affect in any manner the original up to forty-five (45) calendar day consideration period;

(d) Employee has a period of seven (7) days from the date that Employee signs this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period. To be effective, Employee's revocation must be in writing and delivered either by mail or by hand within the 7-calendar day period to: Dex One, Human Resources, 1001 Winstead Drive, Cary, North Carolina 27513. If by mail, the revocation must be postmarked within the 7 calendar day revocation period;

(e) Employee fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement.

13. Other than previously executed agreements regarding the protection of business information or post-employment restraints on unfair competition, which remain in effect, and obligations imposed by statute or common law, which are not affected by this Agreement, this Agreement and its Appendices constitute the entire agreement of the parties and all prior negotiations or representations between the parties with respect to their subject matter are superseded by this Agreement. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement nor any rights hereunder shall be assignable by Employee without the Company's written consent. Subject to the express language in this paragraph relating to previously executed agreements regarding the protection of business information and post-employment restraints on unfair competition, this Agreement supersedes any prior employment or compensation agreement, whether written, oral or implied in law or implied in fact between Employee and the Company. This Agreement may be amended only by a subsequent written agreement executed by both an officer of Dex One and by the Employee named herein.

14. If for any reason anyone or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid, and all such other provisions shall remain in full force and effect, and it is the express intent of the parties that any such affected provision shall be read by such court to be as broad and restrictive as possible without being found to be inoperative, unenforceable or invalid.

15. This Agreement shall be governed and conformed in accordance with the laws of the State of North Carolina without regard to the state's conflict of laws provisions. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Employee expressly consents that any action or proceeding relating to the Program or this Agreement initiated by Employee will only be brought in a court located in the State of North Carolina.

IN WITNESS WHEREOF, Employee and Dex One Corporation, by its duly authorized officer, have hereunder executed this Agreement.

Dated: 7-31-2013

/s/ Sylvester J. Johnson

DEX ONE CORPORATION

/s/ Lisabeth Lee
Name: Lisabeth Lee
Title: Assistant Vice President HR Generalist

NOTICE TO MINNESOTA RESIDENTS OF RIGHT TO RESCIND THIS WAIVER LETTER

[This Notice only applicable to Minnesota Residents]

Under the Minnesota Human Rights Act, Employee may recind (that is, cancel) this Agreement and the terms of the foregoing letter within fifteen (15) calendar days of signing it. To be effective, Employee's recission must be in writing and delivered either by mail or by hand within the fifteen (15)-calendar day period to: Dex One, Human Resources, 1001 Winstead Drive, Cary, North Carolina 27513. If by mail, the rescission must be: (1) postmarked within the 15 calendar day period, (2) properly addressed, and (3)
sent by certified mail, return receipt requested.

APPENDIX "A"
Dex One Corporation Severance Plan

APPENDIX "B"

INDIVIDUALS	ELIGIBLE AND/OR SELECTED FOR TERMINATION IN CONNECTION WITH THE Job Elimination

Job Title	Age at Time of Selected Individual's Termination

VP Controller & CAO	53

APPENDIX "C"

INDIVIDUALS INELIGIBLE AND/OR NOT SELECTED FOR
Job Elimination
IN THE
Controller Executive
DECISIONAL UNIT

Job Title                    Age at Time of Employee's Termination
N/A                                    N/A